ADDENDUM TO LEASE AGREEMENT

This Addendum is made this 16th day of May, 1996, by and between Pratt Management Company, LLC, a Colorado limited liability company, (hereinafter referred to as "Landlord") and Concepts Direct, Inc., a Delaware corporation, (hereinafter referred to as "Tenant").

WITNESSETH:

WHEREAS, the parties hereto entered into that certain Lease Agreement (hereinafter referred to as "Lease") dated the 17th day of March, 1992, for property commonly known as: 1351 S. Sunset, Longmont, CO.

NOW THEREFORE, in consideration of good and valuable consideration, including the mutual covenants hereinafter set forth, the parties hereto agree to amend the above-described Lease as follows:

1. Extension of Term. The term of the Lease Agreement is hereby extended from the 1st day of May, 1997 to the 31st day of August, 1997.

2. Adjustment of Base Rent. Pursuant to Paragraph 5.B of the Lease, the Base Rent of $37,559.12 per month shall be increased by any increase in the C.P.I., effective May 1, 1997.

3. Confirmation of Lease Agreement. Except as amended herein, the Lease shall remain in full force and effect as originally executed.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of this date first written above.


LANDLORD:

PRATT MANAGEMENT CO., LLC
BY:	Martin W. McElwain, Manager


TENANT:

CONCEPTS DIRECT, INC.
BY:	H. Franklin Marcus, Jr., Secretary-Treasurer